Exhibit 99.1

NEWS RELEASE

615 Merrick Avenue, Westbury, NY 11590 ■ Phone: (516) 683-4420 ■ Fax: (516) 683-4424 ■ www.myNYCB.com

FOR IMMEDIATE RELEASE	Contact:	Ilene A. Angarola
Executive Vice President
and Director, Investor Relations
(516) 683-4420

NEW YORK COMMUNITY BANCORP, INC.

ACQUIRES THE DEPOSITS AND CERTAIN ASSETS OF AMTRUST BANK

FDIC-Assisted Transaction is Immediately Accretive to Earnings;

Boosts Company’s Assets to Approximately $42 Billion,

Deposits to Approximately $22.5 Billion, and the Number of Branch Offices to 278

Westbury, N.Y. — December 4, 2009 – New York Community Bancorp, Inc. (NYSE: NYB) (the “Company”) today announced that its savings bank subsidiary, New York Community Bank (the “Community Bank”), has acquired all the deposits and certain assets of AmTrust Bank from the Federal Deposit Insurance Corporation (the “FDIC”). Under the terms of the agreement with the FDIC, the Community Bank:

•

Received certain assets of approximately $11 billion, including performing single-family mortgage and consumer loans of approximately $6 billion which are subject to a loss-share agreement with the FDIC; cash of approximately $4 billion; and securities of approximately $1 billion; and

•	Assumed certain liabilities approximating $11 billion, including deposits of approximately $8 billion and wholesale borrowings of approximately $3 billion.

Under the terms of the agreement, the Community Bank did not acquire any of AmTrust Bank’s non-performing loans serviced by AmTrust Bank or any other real estate owned; construction, land, or development loans; private-label securities, or mortgage servicing rights, nor did it acquire any of the assets or assume any of the obligations of the holding company.

In connection with the transaction, the Company has expanded its franchise of 212 branches in Metro New York and New Jersey to 278 branches, including 29 in Ohio, 25 in Florida, and 12 in Arizona. The acquired branches will commence operations as “AmTrust Bank, a division of NYCB” on Saturday morning.

As the acquisition was immediately effective, depositors of AmTrust Bank are now depositors of the Community Bank and their deposits continue to be insured to the same extent as they were before by the FDIC. In addition, customers can continue to bank at their current branch, and access their money by writing checks or using their ATM or debit cards. Furthermore, checks drawn on AmTrust Bank will continue to be processed, and loan customers can, and should, continue to make their payments as usual.

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Commenting on the acquisition, New York Community Bancorp, Inc. Chairman, President, and Chief Executive Officer Joseph R. Ficalora stated, “Consistent with our well-established business model, the acquisition of AmTrust Bank is expected to provide us with a stronger balance sheet, immediate earnings accretion, and the opportunity to increase our tangible capital strength. It also provides an attractive source of funds to invest in loan production and to reduce our funding costs.

“In addition, the loss-sharing arrangement with the FDIC mitigates the significant credit risk that would likely attend a more traditional merger or acquisition. Furthermore, the transaction expands our current footprint into a combination of diverse metropolitan and suburban markets, which are not dissimilar from the markets our branches have traditionally served. In fact, AmTrust Bank is the first or second largest thrift depository in each of its core markets, much as we are in our markets of Nassau and Suffolk counties, Staten Island, and Queens.

“The process of welcoming our new customers and employees in Ohio, Florida, and Arizona will begin tomorrow morning, when the branches with Saturday hours open their doors as “AmTrust Bank, a division of NYCB.” We expect, and look forward to making this, a seamless transition, and will be sending information about us to all our new customers in the weeks ahead.

“In addition to welcoming our customers, I would like very much to assure them that their deposits not only continue to be insured by the FDIC to the fullest extent permitted, but are supported by a bank that is currently celebrating its 150th year of strength, service, and stability. In a year when the financial industry has been victimized by a long and deep recession, we ourselves have been generating consistently strong earnings and maintaining our above-average record of asset quality.

“While we have evolved from a single branch in 1859 to, now, a $42 billion multi-bank holding company with two subsidiary banks, seven divisions, and 278 branches, we have retained the sense of community that motivated our founding, and are committed to conveying that sense of community in the new markets we now serve,” Mr. Ficalora said.

As part of the consideration for the transaction, the Company issued an equity appreciation instrument to the FDIC. Under the terms of the equity appreciation instrument, the FDIC has the opportunity to obtain, at the sole option of the Company, a cash payment or shares of its common stock with a value equal to the product of (a) 25 million and (b) the amount by which the average of the volume weighted average price of its common stock for each of the two NYSE trading days immediately prior to the exercise of the equity appreciation instrument exceeds $12.33. The equity appreciation instrument is exercisable by the FDIC from December 9, 2009 through December 23, 2009. The payment, if made, will be a charge to capital which, if made, would reduce the price per share at which any common stock offering made in the quarter would increase all of the Company’s capital metrics.

The Company also announced that, following the acquisition, it will seek to take advantage of favorable market conditions to raise additional common equity capital to support its growth.

The Company was advised in the transaction by Credit Suisse Securities (USA) LLC.

Additional information about the transaction will be posted to the Investor Relations portion of the Company’s web site, www.myNYCB.com, on Monday, at approximately 8:00 a.m. Eastern Time.

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About New York Community Bancorp, Inc.

With assets of approximately $42 billion, New York Community Bancorp, Inc. ranks among the 25 largest bank holding companies in the nation and is a leading producer of multi-family loans in New York City, with an emphasis on apartment buildings that feature below-market rents. The Company has two bank subsidiaries: New York

Community Bank, with 243 branches serving customers throughout Metro New York, New Jersey, Ohio, Florida, and Arizona; and New York Commercial Bank, with 35 branches serving customers in Manhattan, Queens, Brooklyn, Long Island, and Westchester County, all in New York.

Reflecting its growth through a series of acquisitions, the Community Bank now operates through six divisions: Queens County Savings Bank in Queens, Roslyn Savings Bank on Long Island, Richmond County Savings Bank on Staten Island, Roosevelt Savings Bank in Brooklyn, Garden State Community Bank in New Jersey, and AmTrust Bank in Ohio, Florida, and Arizona. Similarly, the Commercial Bank operates 18 of its branches under the name Atlantic Bank. Additional information about the Company and its bank subsidiaries is available at www.myNYCB.com and www.NewYorkCommercialBank.com.

Forward-looking Statements and Associated Risk Factors

This release, like many written and oral communications presented by New York Community Bancorp, Inc. and our authorized officers, may contain certain forward-looking statements regarding our prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of said safe harbor provisions.

Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by use of the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “seek,” “strive,” “try,” or future or conditional verbs such as “will,” “would,” “should,” “could,” “may,” or similar expressions. Our ability to predict results or the actual effects of our plans or strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results.

There are a number of factors, many of which are beyond our control, that could cause actual conditions, events, or results to differ significantly from those described in our forward-looking statements. These factors include, but are not limited to: general economic conditions and trends, either nationally or in some or all of the areas in which we and our customers conduct our respective businesses; conditions in the securities and real estate markets or the banking industry; changes in interest rates, which may affect our net income, prepayment penalty income, or other future cash flows, or the market value of our assets, including our investment securities; changes in real estate values, which could impact the quality of the assets securing the loans in our portfolio; changes in the quality or composition of our loan or securities portfolios; changes in competitive pressures among financial institutions or from non-financial institutions; changes in our customer base; changes in the financial or operating performances of our customers’ businesses; changes in the demand for our deposit, loan, and investment products and other financial services in our local markets; changes in deposit flows and wholesale borrowing facilities; changes in our credit ratings or in our ability to access the capital markets; changes in our estimates of future reserves, based upon the periodic review thereof under relevant regulatory and accounting requirements; changes in our capital management policies, including those regarding business combinations, dividends, and share repurchases, among others; our ability to retain key members of management; changes in legislation, regulation, and policies, including, but not limited to, those pertaining to banking, securities, taxation, environmental protection, and insurance, and the ability to comply with such changes in a timely manner; additional FDIC special assessments or required assessment prepayments; changes in accounting principles, policies, practices, or guidelines; changes in the monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board of Governors; our timely development of new lines of business and competitive products or services in a changing environment, and the acceptance of such products or services by our customers; operational issues stemming from, and/or capital spending necessitated by, the potential need to adapt to industry changes in information technology systems, on which we are highly dependent; any interruption or breach of security resulting in failures or disruptions in customer account management, general ledger, deposit, loan, or other systems; any interruption in customer service due to circumstances beyond our control; potential exposure to unknown or contingent liabilities of companies we have acquired or target for acquisition; the outcome of pending or threatened

New York Community Bancorp Acquires Deposits and Certain Assets of AmTrust Bank	4 4 4

litigation, or of other matters before regulatory agencies, or of matters resulting from regulatory exams, whether currently existing or commencing in the future; the ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may acquire into our operations and our ability to realize revenue synergies and cost savings within expected time frames; environmental conditions that exist or may exist on properties owned by, leased by, or mortgaged to the Company; war or terrorist activities; and other economic, competitive, governmental, regulatory, and geopolitical factors affecting our operations, pricing, and services.

In addition, it should be noted that we routinely evaluate opportunities to expand through acquisition and frequently conduct due diligence activities in connection with such opportunities. As a result, acquisition discussions and, in some cases, negotiations, may take place at any time, and acquisitions involving cash, debt, or equity securities may occur.

Furthermore, the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control. Readers are cautioned not to place undue reliance on the forward-looking statements contained herein, which speak only as of the date of this release. Except as required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.